EXHIBIT 10.1(c)



                               October 13, 1998



Southern States Cooperative, Inc.
6606 West Broad Street
P. O. Box 26234
Richmond, Virginia 23260

Ladies and Gentlemen:

                  In order to facilitate the closing of the Asset Purchase Agreement dated July 23, 1998, between Southern States Cooperative, Inc. ("Southern States") and Gold Kist Inc. ("Gold Kist") for the purchase of the Gold Kist Inputs Business, and subject to the terms and conditions set out below and on the attached Terms Sheet, Gold Kist hereby commits to purchase under the circumstances described below from Southern States and from a trust entity to be formed by Southern States, $100 million principal (liquidation) amount of preferred securities (the "Preferred Securities") in the form described in each of Annex A and Annex B to the attached Terms Sheet.

                  Approval of Gold Kist Lenders. The commitment of Gold Kist set forth herein and on the attached Terms Sheet is expressly subject to receipt of approvals by (1) CoBank, ACB; (2) the Prudential Insurance Company of America and (3) Cooperative Centrale Raiffeisen - BoerenleekBank B.A., "Rabobank Nederland", New York Branch, as Agent, under the Gold Kist Credit Agreement dated August 4, 1998, with various banks and lending institutions as lenders.

                  This obligation of Gold Kist to purchase the Preferred Securities shall be of no force and effect if, prior to the Purchase Date (as specified in the Terms Sheet), Southern States shall have placed with other purchasers similar capital and/or equity in a minimum amount of $100 million. To the extent that, prior to the Purchase Date, Southern States shall have placed with other purchasers capital and/or equity securities similar to the Preferred Securities in an amount less than $100 million, then the Gold Kist commitment to purchase Preferred Securities shall be reduced correspondingly on a dollar-for-dollar basis. For purposes of this letter and the attachments hereto, any Southern States preferred stock or subordinated debt will be considered similar securities to the Preferred Securities.


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                  This commitment is a duly authorized,  irrevocable  obligation of Gold Kist Inc., enforceable in accordance with its terms. If you are in agreement with the terms and conditions stated above, and as set forth in the Terms Sheet attached and the annexes thereto, please signify by executing and returning a copy of this letter to the undersigned.

                                                        Sincerely,



                                                        ________________________
                                                        M. A. Stimpert
                                                        Senior Vice President



Agreed to by Southern States Cooperative, Inc.



_____________________________________
Wayne A. Boutwell
President and Chief Executive Officer




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                                                 Attachment to Commitment Letter
                                                          Dated October 13, 1998


                   Terms Sheet for Purchase of Southern States
                        Preferred Securities by Gold Kist


1.       Time of Purchase:

         The date on which Gold Kist will purchase the Preferred Securities (the "Purchase Date") will be 175 days after October 9, 1998 which is the effective date of the 180-day senior bridge facility made available to Southern States for the purchase of the Gold Kist Inputs Business (the "Senior Bridge Facility") in the event Southern States has not placed a minimum of $100 million of similar securities prior to the Purchase Date. Accordingly the Purchase Date will be April 2, 1999. The purchase of the Preferred Securities will be made pursuant to one or more purchase agreements containing customary terms and conditions.

2. Composition of the $100 million of Preferred Securities:

         The $100 million of Preferred Securities shall be comprised of (a) $40 million of DRD Preferred (as more specifically described on Annex A), bearing an initial dividend rate of 7.5% per annum and (b) $60 million of Capital Securities (as more specifically described on Annex B), bearing an initial distribution rate of 8.0% per annum. If less than $100 million amount of Preferred Securities is placed with Gold Kist, the amount of each type of Preferred Securities sold to Gold Kist will be as determined by Southern States, not to exceed, in the case of the DRD Preferred, $40 million liquidation amount, and in the case of the Capital Securities, $60 million liquidation amount. Similarly, upon any redemption of less than the entire $100 million of Preferred Securities, Southern States shall have the right to redeem whichever type of Preferred Securities (DRD Preferred or Capital Securities) it wishes, in any amount up to the entire outstanding amount held by Gold Kist. For so long as the Preferred Securities are held by Gold Kist, the Preferred Securities will be subject to mandatory redemption from the net proceeds of all placements of substantially similar securities by Southern States until the Preferred Securities held by Gold Kist have been redeemed in their entirety.

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         If  Southern  States  places   securities   similar  to  the  Preferred
Securities prior to the Purchase Date, Southern States will immediately instruct the LOC bank described in paragraph 4 below, to issue an amendment to the LOC or a replacement LOC reflecting a reduction in the amount of the LOC to the extent that Gold Kist's commitment to purchase Preferred Securities has thereby been reduced.

3. Purchase price; Fees Associated with the Placement of the Preferred Securities with Gold Kist:

         Gold Kist shall purchase the Preferred Securities at par. Southern States shall pay to Gold Kist at the time of purchase a placement fee equal to 2% of the liquidation amount of the DRD Preferred and 1% of the liquidation amount of the Capital Securities. The amount of the placement fee paid to Gold Kist shall be refunded to Southern States on a pro rata basis upon any redemption, in whole or in part, of the Preferred Securities from Gold Kist.

4. Terms and Conditions of the Letter of Credit ("LOC") Supporting the Gold Kist Purchase Agreement:

         Gold Kist's obligation to purchase the Preferred Securities shall be secured by an irrevocable direct pay bank letter of credit ("LOC"). The LOC shall be in an amount at least equal to the purchase price of the Preferred Securities which Gold Kist is committed to purchase, shall have an initial term expiring no earlier than 10 days after the Purchase Date and shall be
irrevocable  and  unconditional.   The  LOC  shall  be  issued  by  a  financial
institution located in the United States (including, but not limited to, Rabobank's U.S. branch) with a debt rating of AA/Aa2 or higher. A draft of the LOC will be provided to Southern States not later than October 9, 1998. Southern States also shall be furnished with an opinion satisfactory to it from counsel for the LOC bank, including foreign counsel if appropriate, as to the due authorization, execution and delivery and binding effect of the LOC.

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5. Fees Associated with the LOC and Other Financing Costs:

         Southern States will bear the cost, not to exceed 125 basis points per annum, payable monthly, for the LOC for its initial term and any renewal thereof. Gold Kist will be responsible for the costs of changes, if any, to Gold Kist's various loan agreements. Southern States will be responsible for all costs of its Senior Bridge Facility.

6. Provisions Relating to the Transfer of Preferred Securities by Gold Kist:

         Gold Kist shall hold any Preferred Securities purchased by it for a period of at least nine (9) months from the Purchase Date. Upon the expiration of that period (contemplated to terminate in January, 2000) Gold Kist may, at its election, give notice to Southern States of its desire to sell the Preferred Securities, in whole or in part. Delivery of notice shall commence a 120-day waiting period during which Gold Kist may not sell or offer to sell the Preferred Securities or any portion thereof without the consent of Southern States. Within 10 business days of Gold Kist giving notice of its desire to sell, Southern States shall advise Gold Kist of its intentions with respect to the placement or sale of the Preferred Securities or similar securities. If, during the waiting period, Southern States determines not to place the Preferred Securities or similar securities, then Southern States shall so advise Gold Kist and Southern States shall not unreasonably refuse to waive the remainder of the waiting period. Upon the later of (1) expiration of the 120-day waiting period (which could occur as early as April, 2000) and (2) termination of a placement of the Preferred Securities or similar securities commenced by Southern States prior to the end of the waiting period, Gold Kist will be free to transfer the Preferred Securities as permitted by law and subject to the transfer restrictions described in the draft Offering Memorandums proposed by Southern States, copies of which have been furnished to Gold Kist. Southern States will provide such financial and other information and assistance as may reasonably be required by Gold Kist in its efforts to resell the Preferred Securities.

7.       Special Counsel:

         Sullivan & Cromwell will serve as special counsel in connection with the purchase of the Preferred Securities. Southern States shall be responsible for the fees and expenses of special counsel.

8.       Southern States Obligation:

         Southern States shall be obligated to continue with all good faith reasonable efforts to place, on terms and conditions reasonably satisfactory to Southern States, through one or more of the markets referenced below, a minimum of $50 million of perpetual preferred stock and a minimum of $75 million of trust preferred securities substantially similar to the Capital Securities proposed to be sold to Gold Kist. Southern States shall pursue its efforts concurrently on three separate "tracks":

         (1)      Rule 144A offerings as presently contemplated by Southern
                  States.

         (2)      Private placement market.

         (3) Registered public offering of trust preferred securities and/or preferred stock.

                                                                         Annex A

                   Description of Preferred Stock to be Issued
             to Gold Kist Inc. by Southern States Cooperative, Inc.
              (Supplements Description of Series A Preferred Stock
                          in Draft Offering Memorandum)

--------------------------------------------------------------------------------

1.       Purchase Amount.  $40 million principal (liquidation) amount.

2. Designation and Rank. Series B Cumulative Redeemable Preferred Stock. Ranks pari passu with other Southern States preferred stock.

3. Dividend Rate. 7.5% per annum initial rate; subject to increase to 8.0% per annum nine months after the Purchase Date; and to 8.25% twenty-one months after the Purchase Date. Dividends payable quarterly.

4. Mandatory Redemption. Mandatorily redeemable while held by Gold Kist as described in the Terms Sheet.

5. Transferability. Preferred Stock to be transferable in minimum principal amounts of $100,000 to QIBs or Institutional Accredited Investors pursuant to Rule 144A or Rule 501(a)(1), (2), (3) or (7), subject to the conditions and restrictions on transfer set out in the draft Offering Memorandum for the Preferred Stock.

6. Form of Certificate. Preferred Stock to be delivered as a single physical certificate; $100,000 block limitation on transfers. Application will be made to DTC for book-entry transfer and trading in PORTAL if requested by Gold Kist.

7. Other Information. Except as otherwise provided above, the Preferred Stock will be similar in its terms and conditions to, and subject to restrictions on transfer similar to those applicable to, the proposed issue of ___% Series A Preferred Stock described in the draft Offering Memorandum prepared by Southern States with respect thereto, a copy of which has been furnished to Gold Kist.

                                                                         Annex B

                Description of Capital Securities to be Issued to
             Gold Kist Inc. by Southern States Capital Trust II and
                 Guaranteed by Southern States Cooperative, Inc.
             (Supplements Description of Series A Capital Securities
                          in Draft Offering Memorandum)
--------------------------------------------------------------------------------



1. Purchase Amount. $60 million liquidation amount of Series B Capital Securities issued by Southern States Capital Trust [ II ], a Delaware business trust (the "Trust").

2. Payment Source. Capital Securities payable solely from payments made on 8% Adjustable Rate Junior Subordinated Deferrable Interest Debentures of Southern States (ranking senior to Southern States' preferred stock, common stock and all patrons' equities; subordinated to Senior Debt - virtually all of the Company's indebtedness is Senior Debt). The Junior Subordinated Debentures will have a thirty (30) year maturity. The interest rate payable on the Junior Subordinated Debentures will be adjustable in the same manner described in paragraph 5 below for the Capital Securities.

3. Guarantee. Capital Securities guaranteed by Southern States to the extent of funds held by the Trust (same as provided for in the contemplated 144A Offering).

4. Documentation. Issue to be fully documented as a Rule 144A issue of Capital Securities, substantially similar to documentation for the
         Capital   Securities   presently   contemplated  by  Southern   States,
         including:

         (1)      Trust Agreement (for organizational purposes).

         (2)      Amended and Restated Trust Agreement.

         (3)      Indenture.

         (4)      Guarantee.

         (5)      Purchase Agreement.

         (6)      Delaware Trustee - First Union Trust Company, N.A.

         (7) Property Trustee, Guarantee Trustee and Debenture Trustee - First Union National Bank.

5. Interest Rate. The initial rate of distributions on the Capital Securities shall be 8% per annum; subject to increase to 8.5% nine months after the Purchase Date; and to 8.75% per annum twenty-one months after the Purchase Date. Distributions payable semi-annually.

6.       Mandatory  Redemption.   Mandatorily  redeemable  while  held by Gold
         Kist as described in the Terms Sheet.

7. Transferability. Capital Securities to be transferable in minimum principal amounts of $100,000 to QIBs or Institutional Accredited Investors pursuant to Rule 144A or Rule 501(a)(1), (2), (3) or (7), subject to the conditions and restrictions on transfer set out in the draft Offering Memorandum for the Capital Securities.

8. Form of Security. Capital Securities to be delivered as a single physical certificate; $100,000 block limitation on transfers. Application will be made to DTC for book-entry transfer and trading in PORTAL if requested by Gold Kist.

9. Other Information. Except as otherwise provided above, the Capital Securities will be similar in its terms and conditions, and subject to restrictions on transfer similar to those applicable, to the proposed issue of the Capital Securities described in the draft Offering Memorandum prepared by Southern States with respect thereto, a copy of which has been furnished to Gold Kist.